Exhibit (d)(2)

American Tower Corporation Notice of Grant of Stock Options and Option Agreement	American Tower Corporation ID: 65-0723837 116 Huntington Ave Boston, MA 02116

Administrator 116 Huntington Avenue 11th Floor Boston MA United States 02116	Option Number: Plan: ATC ID:

1. Terms and Conditions: Subject to the terms and conditions hereinafter set forth and the terms and conditions of the American Tower Systems Corporation 1997 Stock Option Plan, as amended (the “Plan”), American Tower Corporation a Delaware corporation (the “Company”; which term shall include, unless the context otherwise clearly requires, all Subsidiaries of the Company), hereby grants the following option to purchase shares of Class A Common Stock, par value $0.01 per share (the “Stock”) of the Company.

Effective                 , 200  , (grant date) you (the “Optionee”) have been granted a(n) Incentive Stock Option to buy (number of shares) shares of Stock of the Company at an Option exercise price of $(exercise price) per share.

The total option price of the shares granted is $             (total value of shares granted).

Provided that on the dates set forth below you are still employed by the Company or, if you were not an employee at the time of grant you are still actively involved in the Company (as determined by the Committee), the Option will become exercisable as follows and as provided in Section 4.

Shares	Vest Type	Full Vest	Expiration
	On Vest Date	/ /200_	/ /201_
	On Vest Date	/ /200_	/ /201_
	On Vest Date	/ /200_	/ /201_
	On Vest Date	/ /200_	/ /201_

By your signature and the Company’s signature below you and the Company agree that these options are granted under and governed by the terms and conditions of this Notice of Grant of Stock Options and the Option Agreement (together the “Agreement”). Version 3.

American Tower Corporation	Date

Optionee	Date

AMERICAN TOWER SYSTEMS CORPORATION 1997 STOCK OPTION PLAN

OPTION AGREEMENT

OTHER TERMS OF THE OPTION

WHEREAS, the Board has authorized the grant of stock options upon certain terms and conditions set forth in the Plan and herein; and

WHEREAS, the Committee has authorized the grant of this Option pursuant and subject to the terms of the Plan, the terms of which are hereby incorporated;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Optionee, intending to be legally bound, covenant and agree as set forth on the first page hereof and as follows.

2. Grant. Pursuant and subject to the Plan, the Company does hereby grant to the Optionee a stock option (the “Option”) to purchase from the Company the number of shares of Stock set forth in Section 1 on the first page hereof upon the terms and conditions set forth in the Plan and upon the additional terms and conditions contained herein. If so provided in Section 1 on the first page hereof, this Option is an incentive stock option and is intended to qualify for special federal income tax treatment as an incentive stock option within the meaning of Section 422 of the Code.

3. Option Price. This Option may be exercised at the option price per share of Stock set forth in Section 1 on the first page hereof, subject to adjustment as provided herein and in the Plan.

4. Term and Exercisability of Option. This Option shall expire on the date determined pursuant to Section 1 on the first page hereof and shall be exercisable prior to that date in accordance with and subject to the conditions set forth in the Plan and those conditions, if any, set forth in Section 1 on first page hereof; provided, however, that an Option shall not be exercisable if the Optionee is in violation of any confidentiality and/or non-competition agreement. If before this Option has been exercised in full the Optionee ceases to be an employee of or ceases to provide services for the Company or a Subsidiary, for any reason other than a termination identified in Section 16 of the Plan, the Optionee may exercise this Option to the extent that the Optionee might have exercised it on the date of termination of employment (or provision of services), but only during the period ending on the earlier of (a) the date on which the Option expires in accordance with Section 1 on the first page hereof or (b) three months after the date of termination of the Optionee’s employment or provision of services with the Company or a Subsidiary. However, if the Optionee dies before the date of expiration of this Option and while in the employ of or during the course of providing services for the Company or a Subsidiary, or during the three month period described in the preceding sentence, or in the event of the retirement of the Optionee for reasons of disability (within the meaning of Section 22(e)(3) of the Code), the Option shall remain exercisable until its date of expiration in accordance with Section 1 of the first page hereof or (in the case of an Option designated as an incentive stock option) the earlier of one year from the date of such death or retirement or the date of its expiration. If the Optionee dies before this Option has been exercised in full, the executor, administrator or personal representative of the estate of the Optionee may exercise this Option as set forth in the preceding sentence.

5. Method of Exercise. To the extent that the right to purchase shares of Stock has accrued hereunder, this Option may be exercised from time to time by notice acceptable to the Company, delivered through a brokerage firm designated by the Company. The broker will provide notice to the Company, stating the number of shares with respect to which this Option is being exercised, and accompanied by payment in full of the option price for the number of shares to be delivered, by means of payment acceptable to the Company in accordance with Section 10 of the Plan. As soon as practicable after its receipt of such notice, the Company shall, without transfer or issue tax to the Optionee (or other person entitled to exercise this Option), deliver to the Optionee (or other person entitled to exercise this Option), at the principal executive offices of the Company or such other place as shall be mutually acceptable, a stock certificate or certificates for such shares out of theretofore authorized but unissued shares or reacquired shares of its Stock as the Company may elect; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of law. Payment of the option price may be made in cash or cash equivalents or, in accordance with the terms and conditions of Section 10 of the Plan, (a) in whole or in part in shares of Stock of the Company, whether or not through the attestation procedure in the Plan, or (b) in part by promissory note of the Optionee in a form acceptable to the Committee; provided, however, that the Board reserves the right upon receipt of any notice of exercise from the Optionee to require payment in cash with respect to the shares contemplated in such notice. If the Optionee (or other person entitled to exercise this Option) fails to pay for and accept delivery of all of the shares specified in such notice upon tender of delivery thereof, the right to exercise this Option with respect to such shares not paid for may be terminated by the Company.

6. Nonassignability of Option Rights. This Option shall not be assignable or transferable by the Optionee except by will or by the laws of descent and distribution and shall be exercisable during the life of the Optionee only by the Optionee; provided, however, that the Optionee may transfer this Option with the consent of the Committee to a person or entity identified in Section 11 of the Plan.

7. Compliance with Securities Act; Lock-Up Agreement. The Company shall not be obligated to sell or issue any shares of Stock or other securities pursuant to the exercise of this Option unless the shares of Stock or other securities with respect to which this Option is being exercised are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws. In the event shares or other securities shall be issued that shall not be so registered, the Optionee hereby represents, warrants and agrees that the shares or other securities received will be held for investment and not with a view to their resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel.

The Optionee further hereby agrees that as a condition to the purchase of shares upon exercise of this Option, the Optionee will execute an agreement in a form acceptable to the Company to the effect that the shares shall be subject to any underwriter’s lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by officers and employees of the Company, and such agreement or a successor agreement must be in full force and effect.

8. Legends. The Optionee hereby acknowledges that the stock certificate or certificates evidencing shares of Stock or other securities issued pursuant to any exercise of this Option may bear a legend setting forth the restrictions on their transferability described in Section 7 hereof.

9. Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any shares of Stock or other securities covered by this Option until the date of issuance of a stock certificate for such shares or other securities. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

10. Withholding Taxes. The Optionee hereby agrees, as a condition to any exercise of this Option, to provide to the Company an amount sufficient to satisfy its obligation to withhold federal, state, local and other applicable taxes arising by reason of such exercise (the “Withholding Amount”), if any, by (a) authorizing the Company to withhold the Withholding Amount from cash compensation or (b) remitting the Withholding Amount to the Company in cash; provided, however, that to the extent that the Withholding Amount is not provided by one or a combination of such methods, the Company in its sole and absolute discretion may refuse to issue such shares of Stock or may withhold from the shares of Stock delivered upon exercise of this Option that number of shares having a Fair Market Value, on the date of exercise, sufficient to eliminate any deficiency in the Withholding Amount; and provided, further, that the Fair Market Value of shares withheld shall not exceed an amount in excess of the minimum required withholding.

11. Notice of Disqualifying Disposition. If this Option is an incentive stock option, the Optionee agrees to notify the Company promptly in the event that he or she sells, transfers, exchanges or otherwise disposes of any shares of Stock issued upon exercise of the Option, before the later of (a) the second anniversary of the date of grant of the Option and (b) the first anniversary of the date the shares were issued upon exercise of the Option.

12. Termination or Amendment of Plan. The Board may in its sole and absolute discretion at any time terminate or from time to time modify and amend the Plan, but no such termination or amendment will affect rights and obligations under this Option, to the extent it is then in effect and unexercised.

13. Effect Upon Employment. Nothing in this Option or the Plan shall be construed to impose any obligation upon the Company to employ or retain in its employ, or continue its involvement with, the Optionee.

14. Time for Acceptance. Unless the Optionee shall evidence acceptance of this Option by executing the Notice of Grant of Stock Options, which forms a part of this Agreement, and returning it to the Company within thirty days after its delivery, the Option and this Agreement shall be voidable by the Company at its election.

15. General Provisions.

(a) Amendment; Waivers. This Agreement, including the Plan, contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof and, except as otherwise permitted by the express terms of the Plan and this Agreement, it may not be modified or amended, nor may any provision hereof be waived, except by a further written agreement duly signed by each of the parties; provided, however, that a modification or amendment that does not materially diminish the rights of the Optionee hereunder, as they may exist immediately before the effective date of the modification or amendment, shall be effective upon notice of its provisions to the Optionee. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance.

(b) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent provided herein and in the Plan, their respective heirs, executors, administrators, representatives, successors and assigns.

(c) Construction. This Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Agreement, the Plan shall control. The titles of the sections of this Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. The masculine gender shall include both sexes; the singular shall include the plural and the plural the singular unless the context otherwise requires. Capitalized terms not defined herein shall have the meanings given to them in the Plan.

(d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the United States of America and the law (other than the law governing conflict of law questions) of The Commonwealth of Massachusetts except to the extent the laws of any other jurisdiction are mandatorily applicable.

(e) Notices. Any notice in connection with this Agreement shall be deemed to have been properly delivered if it is in writing and is delivered by hand or facsimile or sent by registered mail to the party addressed as follows, unless another address has been substituted by notice so given:

To the Optionee:	At the address as listed on the books of the Company

To the Company:	Compensation Committee American Tower Corporation 116 Huntington Avenue Boston, MA 02116 Attention: Stock Plan Administrator Fax: (617) 375-7572

(f) Version. This Option Agreement, Version 3, shall be used with Version 3 of the Notice of Grant of Stock Options.

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